Exhibit 10.90

AMENDED AND RESTATED SUPPLY AGREEMENT

This Amended and Restated Supply Agreement (“Agreement”) is made and entered into as of this 22nd day of March, 2012, by and between Western Export Services, Inc., a Colorado, U.S.A. Corporation (“WES”), with its principal offices located at 140 E. 19th Avenue, Suite 201, Denver, Colorado  80203, and Royal Hawaiian Macadamia Nut, Inc., with its principal offices located at 26-238 Hawaii Belt Rd., Hilo, Hawaii 96720 (“Supplier”).  WES and Supplier are sometimes referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into a Supply Agreement on January 15, 2010 and by this Agreement intend to entirely supersede, amend and restate that Supply Agreement with this Agreement; and

WHEREAS, Supplier manufactures or has the capability and/or ability to supply Macadamia Nuts (the “Product”) in the amounts agreed upon by the Parties; and

WHEREAS, WES has the capability to distribute and market the Product as a consumer product; and

WHEREAS, pursuant to the terms and conditions of this Agreement, WES desires to contract with Supplier for its supply of  the Product, and Supplier desires to undertake to supply WES, on a regular basis, in the Territory, as defined below;

WHEREAS, pursuant to the terms and conditions of this Agreement, the Parties have proceeded to develop and design a new brand of the Product to be sold under the trademark “ONO ONO” (the “Branded Product”), to be owned as set forth herein;

NOW THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated as a material part of this Agreement, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Amendment and Restatement. The Parties agree that the January 15, 2010 Supply Agreement is replaced, restated and superseded in its entirety by the terms and conditions set forth in this Agreement.

2.                                       Basic Agreement.  Supplier hereby agrees to manufacture and supply WES with the Branded Product in such quantities, sizes and packages as the Parties shall mutually agree.

3.                                        Brand development and ownership. The Parties have agreed that the Brand name shall be “ONO ONO” and shall mutually agree on the branded logos and brand strategy to be used in marketing the Branded Products. Both Parties agree that the Brand shall be owned 80% by WES and 20% by Supplier. Any trademarks applied for shall reflect this dual ownership of the Brand. Both Parties agree to use their best efforts to develop and design the Brand, including shelf-ready packaging, flavors and labeling.  As used in this Agreement, “Brand” shall mean all rights attendant to the Brand, including the name, trademarks, marks, all associated rights, including goodwill of the business associated with and symbolized by the mark, registrations thereof, rights to sue for present or future infringements, or misappropriations; rights to use such trademarks as part of internet domain name or internet web site; and any and all other rights or interests associated with the trademarks. Product packaging shall include “by Royal Hawaiian Orchards®”, or “Royal Hawaiian,” the Supplier’s tradenames, which shall continue to be owned 100% by the Supplier.

4.                                       Territory.  WES will have the exclusive right to sell the Branded Product worldwide (the “Territory”), but shall focus its efforts on sales outside the United States.  WES shall determine, in its discretion, in which countries or geographic regions it shall market the Branded Product.

5.                                       Confidential Information. The Parties acknowledge that they each have been informed that it is the respective policy of each Party to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of each respective Party and its affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, trademarks, copyrights, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore and hereafter acquired, sold developed and/or used by the respective Party and its affiliates and (iii) the nature and terms of the respective Party’s and its affiliates’ relationships with its respective customers, clients, Suppliers, lenders, distributors, vendors, consultants, independent contractors and consultants. The

Parties further acknowledge that such Confidential Information is of great value to each of them and their affiliates and, in and by reason and as a result of this Agreement, the Parties will be making use of, acquiring and/or adding to such Confidential Information.  Therefore, the Parties understand that it is reasonably necessary to protect their respective trade secrets, good will and business interests.  The Parties agree that they will not directly or indirectly (except where expressly authorized by the party owning the Confidential Information) at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than the other party or its affiliates (hereinafter referred to collectively as “Third Parties”), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by applicable law.  The Parties agree, as it relates to Third Parties, to hold in the strictest confidentiality all information regarding the Product at all times during the term of this Agreement and of any business dealings between the Parties, and for a term of three (3) years after termination hereof. WES acknowledges and agrees that the foregoing confidentiality provisions shall not prohibit Supplier from contacting or entering into agreements with distributors used by or affiliated with WES, so long as such distributors are not being employed by WES for the distribution of the Branded Product.

6.                                       Relationship of the Parties.  WES shall perform all of its obligations hereunder by using its own assets and resources and making use of its own expertise and knowledge of the market. Thus, this Agreement shall not be construed, under applicable law, to create any employment, joint venture, partnership or principal-agent relationship between WES and Supplier, but the Parties shall always perform hereunder solely as independent contractors of each other. Neither party shall have any right or obligation to control the activities of the other party to this Agreement nor any conduct of any other party, including such party’s agents, in furtherance of this Agreement.

7.                                       Relative Duties of the Parties.

a.               Supplier’s Duties. Supplier shall be responsible for providing the following services or resources pursuant to this Agreement:

i.	Produce or contract for the production of the Branded Product in the quantities mutually agreed upon by the Parties, as set forth below.

ii.	Assist WES with the design of the Branded Product, including packaging.

iii.	Price the Branded Product competitively at the prices set forth in Section 11, below.

iv.

Grow, cultivate and produce or obtain the Branded Product at its sole expense, including packaging of the Branded Product. The Branded Product shall be purchased by WES from Supplier on an ex factory basis.

v.	Furnish WES with any inquiries received by Supplier concerning sales or potential sales of the Branded Product in the Territory, except as otherwise agreed in writing.

vi.

Provide or obtain a continuous, commercially reasonable supply of the Branded Product, as agreed upon between the Parties on an annual basis. The annual, agreed supply shall be set forth in a separate writing signed by the Parties, and attached to this agreement as an exhibit. If Supplier is unable to supply the agreed quantities required by this Agreement, Supplier agrees to provide to WES such amounts of the Branded Product equal to WES’s pro rata share of the aggregate amount of Product supplied to all customers during the last twelve months.

b.              WES’s Duties.  WES shall be responsible for providing the following services or resources pursuant to this Agreement:

i.	Using its best efforts to market, distribute and sell the Branded Product in the Territory.

ii.	Purchasing the Branded Product from Supplier pursuant to the terms of this Agreement.

iii.	Designing the Branded Product, with the assistance of Supplier, including packaging.

iv.

Based upon the Parties’ determination of the priority of countries or jurisdictions in which to commence operations, using its best efforts to apply for, and obtain, registered trademark protection for the Brand in each jurisdiction of the Territory.

8.                                       Term and Termination.

a.                                       Term.  The Term of this Agreement shall be for an initial term of five (5) years, commencing on the date hereof.  If the Parties are in material compliance with the terms of this Agreement at the expiration of the initial term, and the Agreement is not otherwise terminated pursuant to this Section eight, the term shall be automatically extended for another five (5) year term.

b.                                      Termination for Material Breach.  WES shall have the right to terminate this Agreement upon 60 days’ written notice to Supplier, if Supplier commits a material breach of this Agreement. Likewise, Supplier shall have the right to terminate this Agreement upon 60 days’ written notice to WES, if WES commits a material breach of this Agreement.

c.                                       Mutual Agreement to Terminate.  The Agreement may be terminated upon the mutual written agreement of the Parties.

d.                                      Terrmination upon Notice.  The Agreement may be terminated by either Party, upon 90 days’ written notice given by one Party to the other Party before the end of the initial or extended term that it wishes to terminate the Agreement. The cost of any unused packaging, unsold product or unamortized start-up costs (so long as such start-up costs are amortized over a period not to exceed three years) shall be borne by the terminating party, unless grounds exist for termination for material breach under Section 8, b.

e.                                       Termination Value.  With respect to any termination under this Section 8, the Parties shall each retain their respective ownership of the Brand.  Should the Parties mutually agree to sell their respective Brand ownership percentage to each other, the fair market value of the Brand shall be determined by the Parties’ mutual agreement, or, if such agreement is not made within 60 days of a termination event, then the Parties shall submit the determination of the Brand’s fair market value to binding arbitration, pursuant to Section 27.  If the Parties do not choose to mutually agree to sell their respective Brand ownership percentage to each other, the Parties will be free to sell their interest to a third party.

9.                                       Cost Allocation.  The Parties shall each bear the cost of those duties assigned to it as set forth in Section 7. Notwithstanding the allocation of duties set forth in Section 7, the costs of the following items shall be allocated as follows:

a.               Supplier.  Supplier shall be responsible for the cost of the following:

i.	Initial design of Branded Product for the Brand. This includes design of a distinctive package, and shelf-ready carton and creation of different flavors.

ii.	Packaging costs. Cost of the package and shelf-ready carton, and other packaging mutually agreed.

iii.	Trademarks. Cost of trademark applications, renewals and protection in the U.S. and mutually agreed international markets.

iv.	Cost of MAP funds. The administrative costs for Market Access Promotion funds (MAP), namely 6% of the total cost of such funds, plus a $250 application fee on an annual basis.

b.              WES.  WES shall be responsible for the cost of the following:

i.	Shipping costs from Supplier’s factory, on an Ex Factory basis.

ii.	Marketing. WES shall pay for all costs of marketing the Branded Product in the Territory.

iii.	Sales. WES shall pay all costs associated with sales of the Branded Product in the Territory.

10.                                 Operating Plans. At least 90 days prior to the start of any calendar year, the Parties shall mutually agree upon an operating budget and marketing plan including a mutually agreed financial forecast of sales, cost of sales and cost of goods in reasonable detail. Failure to achieve 75% of the mutually agreed projected sales in any given year may be considered a material breach under Section 8, b., so long as the principal reasons for the failure to achieve the projected annual sales were substantially caused by factors within the allegedly breaching Party’s control.

11.                                 Pricing.  Since Supplier owns 20% of the developed Brand, it will provide initial prices of the Branded Product, as shown in Attachment A.  Supplier may change its prices for the Branded Product from time to time, in its discretion, and price changes shall be explained in writing and the change shall become effective only at the expiration of a three-month notice period.

12.                             Payment. All payments for the Branded Product supplied hereunder shall be made in U.S. dollars, by means of a wire transfer to a bank account to be designated by Supplier to WES in writing. The payment terms will be mutually agreed between the Parties.

13.                                 Standards. Supplier shall supply the Branded Product in accordance with the written formulae, instructions, package specifications, shipping specifications, quality assurance standards and policies (the “Standards”) as reasonably set forth by WES.

14.                                 Shipping.  Supplier shall ship the Branded Product for delivery as per directions from WES.  Supplier shall use its best efforts to ensure that purchase orders submitted by WES will be supplied within the time frame specified in the purchase orders, and as mutually agreed.  Orders shall be shipped under Ex Factory basis unless otherwise agreed.

15.                                 Trademarks; Brand Names. The Branded Product shall be marketed under the “Ono Ono” trademark.  The Brand, as defined above, shall be owned 80% by WES and 20% by Supplier.

16.                                 Representations and Warranties of Supplier. Supplier represents and warrants to WES as follows:

a.  Licenses, Permits and Consents.  The Supplier or its co-packers currently have all necessary or advisable licenses, permits, consents and/or approvals required to perform its obligations under this Agreement.

b.  Branded Products Merchantability.  The Branded Products supplied to WES shall be commercially merchantable and adequately covered by the insurance provisions below in Section 28.

c.                                       Corporate Authority.  Supplier has the full power and authority (including full corporate power and authority) to enter into this Agreement and to perform all of its obligations hereunder.

d.                                      Performance of this Agreement.  Neither the execution nor the performance of this Agreement shall breach, cause a conflict with, or contravene any agreement, contract or understanding, whether oral or written, to which Supplier is a party.

17.                                  Exclusivity. Supplier and WES expressly acknowledge and agree that this Agreement is executed on an exclusive basis and that Supplier shall not have the right to sell, distribute, market or offer the Branded Product to any entity that is willing to acquire said Branded Product in the Territory, except as mutually agreed in writing with WES.

18.                                 Representations and Warranties of WES.

a.  Corporate Authority.  WES has the full power and authority (including full corporate power and authority) to enter into this Agreement and to perform all of its obligations hereunder.

b.  Performance of this Agreement.  Neither the execution nor the performance of this Agreement shall breach, cause a conflict with, or contravene any agreement, contract or understanding, whether oral or written, to which WES is a party.

c.  Title; Risk of Loss.  All Branded Products shall be shipped Ex Factory Supplier’s plant to WES’s designated destination. Supplier shall coordinate the forwarding, transportation and shipping of product with any company designated by WES.

19.                                 Indemnification.

a.  WES Indemnification.  WES agrees to indemnify, defend, save and hold Supplier and its shareholders, officers, directors, affiliates, agents and employees harmless from and against any claim, demand, loss, damage, liability or expense (including reasonable attorneys’ fees) arising out of or in connection with any breach of WES’s representations to Supplier set forth in this Agreement.  WES shall defend Supplier against any claim or litigation in connection with any injury or damage covered by WES’s indemnification at WES’s expense with counsel reasonably acceptable to Supplier, or at the election of Supplier, shall reimburse Supplier for legal fees and other costs incurred in Supplier’s defense of any such claims or litigation. Supplier shall have the right to participate in the defense of any such claims or litigation and shall have the right to approve any settlement.

b.  Supplier Indemnification.  Supplier agrees to indemnify, defend, save and hold WES harmless from and against any claim, demand, loss, damage, liability or expense (including reasonable attorneys’ fees) for bodily injury, death, property damage or other damage from whomsoever, including Suppliers’ employees, where such injury, death, or damages are caused by any ingredients or materials furnished by Supplier, or by the Branded Product itself, or by any breach by Supplier of the representations and warranties to WES set forth above, or by any act or omission on the part of Supplier in violation of this Agreement or otherwise in the performance of its obligations hereunder.  Supplier shall defend WES against any claim or litigation in connection with any injury, death or damage covered by Supplier’s indemnification of WES at Suppliers expense with counsel reasonably acceptable to WES, or at the election of WES, shall reimburse WES for legal fees and other costs incurred in WES’s defense of any such claims or litigation.  WES shall have the right to participate in the defense of any such claims or litigation and shall have the right to approve any settlement.

20.                                 Force Majeure.  Neither Party shall be liable to the other for any delay or failure to perform any of its obligations hereunder which delay or failure to perform is due to fires, storms, floods, earthquakes, acts of God, war, insurrection, riots, strikes, interruptions or diminution of the availability of materials, supplies, electric power, the failure of transportation, or governmental actions, orders or regulations or other matters beyond the control of such party.

21.                                 Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, pledged or otherwise transferred by any party or Parties, whether by operation of law or otherwise, without the prior written consent of the other party or Parties, such assignment not to be unreasonably withheld; except as provided in Section 8 above entitled “Term and Termination”.

22.                                 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile device or by electronic mail in PDF format shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile device or by electronic mail in PDF format also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

23.                                 Entire Agreement.  This Agreement and its Exhibits contain the entire agreement of the Parties with respect to the subject matter contemplated by this Agreement. This Agreement and its Exhibits supersede all prior written and oral agreements, and all contemporaneous oral agreements, relating to the subject matter hereof.

24.                                 Amendment. This Agreement shall not be amended, except in writing signed by both Parties hereto. Any other modification or amendment hereto shall be invalid unless it is executed by both Parties in writing.

25.                                 Expenses.  Each party shall bear its own respective expenses in connection with this Agreement and with the undertakings contemplated hereby, except as otherwise set out in this Agreement.

26.                                 Further Assurances.  The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to affect the intents and purposes of, this Agreement.

27.                                 Dispute Resolution; Governing Laws and Jurisdiction. The parties agree to submit all disputes arising from or out of this Agreement to mediation and then, if necessary, to binding arbitration.  Mediation shall be conducted in any forum and in any method agreed upon by the parties.  If the parties cannot agree on the forum and method, the mediation shall be conducted by the American Arbitration Association pursuant to its Mediation Rules and Procedures then in effect.  The parties shall agree on the location for the mediation and if they cannot agree, the location shall be determined in the same manner as set forth below for the location of any arbitration hearing. If mediation is not successful and the dispute proceeds to binding arbitration, any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, or arising out of the business of the joint venture, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally resolved under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with the said Arbitration Rules.  The parties shall agree on the location for the arbitration and, if they cannot agree, the location of the hearing shall be determined as follows:  within 10 days from the date that one party notifies the other of the existence of a dispute, each party shall pick two suitable locations which are not located in Colorado or Hawaii, or within 200 miles thereof, and notify the other party.  With their selected locations, the party selecting the location shall provide its calculation of the distance from its principal office, with the basis of such calculation. The location of hearing will be the location determined to be the location furthest from the party who selected it. The arbitrator shall, in the Award, allocate all costs of the arbitration, including the fees of the arbitrator and the reasonable costs and attorneys’ fees of the prevailing party, against the party who did not prevail.  Judgment on the Award may be entered in any court having jurisdiction.  The Parties hereby irrevocably consent that the state and federal courts located in the City and County of Denver, Colorado (for awards entered in favor of WES or for WES to compel arbitration) and the Courts located in Hawaii, (for awards entered in favor of Supplier, or for Supplier to compel arbitration), shall have both subject matter and personal jurisdiction to enter such Award and to compel arbitration. For alleged violations of Section 5, the Parties may submit disputes to the United States Federal Court for the District of Colorado.

28.                                 Insurance. Supplier or its co-packers will obtain and maintain an extended coverage insurance approved by the USFDA, to cover any damage to third Parties resulting from any legal action brought in connection with the manufacture of the Branded Product. Supplier agrees to name WES as additional insured, in case of any occurrence.  In addition, Supplier, and/or its co-packers, agree to maintain during the effectiveness of this Agreement commercial and general liability insurance (including product defect coverage), in amounts to be determined, and set forth in an exhibit to this Agreement, according to the insurance liability requirements of the co-packers engaged by supplier. All policies of insurance maintained by Supplier shall cover Supplier’s employees, agents and independent contractors and shall include WES as an additional insured on a primary, non-contributory basis.

29.                                 Notices.  Unless otherwise specifically provided in this Agreement, all notices, consents, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service, or facsimile device (with a copy sent by one of the foregoing means), charges prepaid (as applicable), to the appropriate address(es) or number(s) set forth below or to another address or number as to which any party may inform the others by giving five business days’ prior notice:

WES:	Attn.: David Cisneros
140 E. 19th Avenue, Suite 201
Denver, Colorado, U.S.A. 80203
Facsimile: (303) 302-5882
USA

Supplier:	Attn: Dennis J. Simonis
26-238 Hawaii Belt Rd.
Hilo, HI 96720

All Notices hereunder shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in its office), the records of the Person delivering the communication or a notice to the effect that the addressee refused to claim or accept the communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s facsimile machine showing that the communication was sent to the appropriate number on a specified date, if sent by facsimile.

30.                                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining portions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

31.                                  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective heirs, successors and permitted assigns.

32.                                 No Waiver.  The due performance or observance by the Parties of their respective obligations under this Agreement shall not be waived, and the rights and remedies of the Parties under this Agreement and the other Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any right or remedy.  The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of the waiver is sought, and any waiver shall be effective only to the extent specifically set forth in that writing.

33.          Alternative Performance.  The Parties agree that the supply of Products may be supplied through third party suppliers and the packaging may be through third party co-packers.

34.          Mutual Agreement.  As used in this Agreement, the term “mutual agreement” shall mean act reasonably and in good faith in attempting to reach agreement with respect to the particular matter.

35.                                 Limited to Branded Product. Notwithstanding any other provision in this Agreement, the Parties agree that neither Party nor its affiliates shall have any direct or indirect restriction or limitation from entering into any business, transaction or other activity, including but not limited to the growing, sale or marketing of macadamia nuts or macadamia nut products (other than the Branded Products) and that the obligations to the Parties to this Agreement relate only to the sale of the Branded Products under the “ONO ONO” trademark.

36.                                 Limit of Liability. No present or future officer, director, shareholder or affiliate of Supplier or WES shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under and in connection with the provisions of this Agreement and each party will look solely to the other Party’s assets for payment of any claim or for any performance and hereby waives any and all such personal liability.  In no event will either Party be liable to the other Party for any consequential damages on account of any claim.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

WES
Signature:	/s/ David Cisneros
Name:	David Cisneros
Title:	Vice President — Western Export Services, Inc.

Supplier
Signature:	/s/ Dennis J. Simonis
Name:	Dennis J. Simonis
Title:	President — Royal Hawaiian Macadamia Nut, Inc.

WITNESS	WITNESS

Signature:	Signature:	/s/ Wayne W. Roumagoux
Name:	Name:	Wayne W. Roumagoux

Exhibit A

Pricing

Supplier agrees to provide WES its most favorable pricing for macadamias in costing and when manufacturing the Branded Product.

Initial Pricing to WES for Branded Products shall be:

Sea Salted	$2.89/unit or $23.12/case
Chocolate	$1.99/unit or $15.92/case
Chili-Lime	$2.89/unit or $23.12/case